Exhibit 10.2

FORM OF STOCK OPTION AGREEMENT

GRANTEE NAME	NUMBER OF OPTIONS GRANTED	OPTION PRICE	GRANT DATE	EXPIRATION DATE

«First_Name» «Last_Name»	«Options»	$«Price»	«Grant_Date»	«Expiration_Date»

STOCK OPTION VESTING SCHEDULE

PERCENTAGE OF OPTION SHARES EXERCISABLE	DATE EXERCISABLE

I, «First_Name» «Last_Name», SSN «SSN», hereby accept the Options set forth in this Stock Option Agreement, reflecting the grant on «Grant_Date» of «Options» options to purchase the common stock of WMS Industries Inc. at an option price of $«Price» (“Option Agreement”) and agree to comply with the terms and conditions of the Stock Option Agreement and of the Plan referenced in the Stock Option Agreement.

WMS Industries, Inc., a Delaware corporation (the “Company”), hereby grants to «First_Name» «Last_Name» (the “Grantee”, also referred to as “you”), an option to purchase «Options» shares of the common stock of the Company at an option price of $«Price» per share pursuant to the terms of this Stock Option Agreement and the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Stock Option Agreement and the Plan.

Grantee:
(Signature)

Company:
Brian R. Gamache
Chief Executive Officer

PLEASE RETURN A COPY OF THIS SIGNED AGREEMENT TO:

WMS — Legal Department, Waukegan Office

PLEASE RETAIN THE ORIGINALLY SIGNED AGREEMENT FOR YOUR RECORDS

This is not a stock certificate or a negotiable instrument.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

STOCK OPTION AGREEMENT

1. Options/Nontransferability. This Stock Option Agreement (the “Option Agreement”) evidences the grant to you on the Grant Date set forth on the cover page of an option under the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”) to purchase shares of the common stock of the Company (the “Option”). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option. As used in this Option Agreement, your primary employer (“Employer”), the Company, and its subsidiaries and affiliates are collectively referred to as the “Employer Group.” Capitalized terms that are not defined on the cover page or in the Option Agreement are defined in the Plan. Your Option Agreement may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment or similar process.

2. The Plan. This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Option Agreement and the Plan as amended from time to time, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Option Agreement as if fully set forth herein.

3. Termination. The Option shall terminate immediately if you voluntarily incur a Termination of Service without the written consent of the Employer Group or if you incur a Termination of Service by action of the Employer Group due to your willful refusal to perform your duties or for “cause” (as such term is defined in your employment or severance agreement (if any) or, if none, as defined by the Committee and in effect at the time of your termination). Notwithstanding the previous sentence, if your Termination of Service is voluntary and with the written consent of the Employer Group (which written consent expressly sets forth a statement to the effect that, to the extent exercisable on the date of such termination the Option shall remain exercisable), or if your Termination of Service is by action of the Employer Group for reasons other than cause, you may exercise the Option to the extent exercisable at the time of such termination, at any time prior to the expiration of three months after such termination, or for any longer period of time after such termination as shall be determined by the Committee, but not later than the Expiration Date. Should you die during your employment or service or following your Termination of Service, the Option shall immediately terminate, except that, to the extent exercisable by you at the time of your death, the Option may be exercised within one year after the date of your death but not later than the Expiration Date, solely in accordance with all of the terms and conditions of the Plan by your personal representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution.

4. Additional Forfeiture. The Committee may cancel, suspend, withhold or otherwise limit or restrict the Option at any time if you (i) are not in compliance with all applicable provisions of this Option Agreement or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Employer Group, including but not limited to: (A) conduct related to your service or employment for which either criminal or civil penalties against you may be sought,

(B) violation of any policies of the Employer Group, including, without limitation, insider trading or anti-harassment policies, or (C) participating in a hostile takeover attempt against the Employer Group.

5. Restrictive Covenants. As a condition of and consideration for this option grant and in consideration for «Grant_Reason», you agree with the Company as follows:

a.	Acknowledgments. You acknowledge that:

i.	The Employer Group is engaged in the business of designing, developing, commercializing and promoting gaming products and services including game themes, game play concepts, gaming systems, gaming platforms, gaming websites, online game play; manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related gaming systems hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

ii.	As an integral part of its business, the Employer Group develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

iii.	The Employer Group undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

iv.	You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

v.	The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Employer Group’s proprietary, confidential and trade secret information.

vi.	The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Employer Group.

vii.	For a period of one (1) year following termination of your employment with the Employer Group, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Employer Group, regardless of any measures taken by you or a future employer to protect and preserve the Employer Group’s proprietary, confidential or trade secret information.

viii.	You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States.

b.	Covenants. You hereby covenant and agree that during your employment by the Employer Group and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Employer Group for cause or without cause:

i.	You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

ii.	You shall not solicit or attempt to solicit (i) any person, company or entity who is or has been a customer of the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group to do business with any person, company or entity other than the Employer Group, or (ii) solicit for employment or employ any employee of the Employer Group or any person who is or was employed by the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group, or take any actions which are calculated to persuade any such person to terminate his or her association with the Employer Group.

c.	Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this agreement would cause material and irreparable harm to the Company and that the Company would not have an adequate remedy at law because it will be difficult or impossible to establish the full and precise monetary value of such damage. You agree that, in addition to any and all other remedies available to the Company at law or in equity, the Company shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Company posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

d.	Indemnification. You agree to indemnify, save and hold harmless the Company from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Agreement, or incurred by the Company in enforcing this Agreement against you.

e.	Other Limitations. The provisions of this paragraph 5 are in addition to the award forfeiture provisions set forth in Section 11 of the Plan and in no way modify, amend or change such Plan provisions.

6. Employment Not Affected. Neither the grant of any Option, nor any other action taken with respect to the Option, shall confer upon the Grantee any right to continue in the employ of the Employer Group or shall interfere in any way with the right of the Employer Group to terminate Grantee’s employment at any time. Except as may be otherwise limited by another written agreement, the right of the Employer Group to terminate at will the Grantee’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved.

7. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a holder of the Company’s common stock subject to this Option Agreement.

8. Severability. Should a court of competent jurisdiction deem any of the provisions in this Option Agreement to be unenforceable in any respect, it is the intention of the parties to this Option Agreement that this Option Agreement be enforced to the greatest extent deemed to be enforceable.

9. Choice of Law. This Option Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

10. Securities Laws. The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the United States Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

11. Income Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option.

12. Expiration. This Option, to the extent not previously exercised, shall expire on the seventh anniversary of the Grant Date.

13. Exercise. This Option is to be exercised by logging on to www.benefitaccess.com with your User Name, Password and Trading Pin, or by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A together with payment as provided in the Plan.

EXHIBIT A

STOCK OPTION EXERCISE NOTICE

Dated:

Vice President and Secretary

WMS INDUSTRIES INC.

800 S. Northpoint Blvd.

Waukegan, Illinois 60085

Sir/Madam:

Notice is hereby given of my election to purchase      shares of common stock of WMS Industries Inc. (the “Company”) at a price of $             per share under the provisions of the stock option (“Option”) granted to me on                      under the terms of the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan.

I hereby certify that I am in compliance with the covenants and forfeiture provisions of the Option Agreement dated as of                      between the Company and me (the “Option Agreement”). I acknowledge that a violation of these provisions will result in the forfeiture of any remaining options that I have.

Cash Method or Cashless Method

Cash: Enclosed is my check made payable to WMS Industries Inc. in the amount of $             in payment of the exercise price of the Option and my check in the amount of $             made payable to                                          in payment of the tax due on exercise of the Option.

Cashless: I will contact my broker from                                          [BROKER’S NAME/COMPANY], who will be verifying my options and arranging to exercise and sell my option shares.

The following information is supplied for use in issuing and registering the shares purchased:

Number of shares:

Full Name:

Address:

Very truly yours,

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